Exhibit 99.1

Tidewater Amends Bylaws and Reappoints Two Directors to Board

NEW ORLEANS, February 2, 2007 – Tidewater Inc. (NYSE: TDW) announced today that it has taken action to implement the board declassification proposal which has been sponsored by the Board of Directors and approved by the stockholders at the 2006 annual meeting. The Board of Directors has amended the Company’s Bylaws to phase out the Company’s classified board structure beginning with the 2007 annual meeting, with all director nominees at the 2007 annual meeting and thereafter to be elected for one-year terms. By the end of the transition period at the 2009 annual meeting, all members of the Company’s Board of Directors shall be elected to serve one-year terms. The Company’s Amended and Restated Bylaws can be accessed on the Company’s corporate web site, http://www.tdw.com.

The Company also announced today that it has reappointed Nicholas J. Sutton and M. Jay Allison as directors of the Company to fill two vacancies in the class of directors with terms expiring at the annual meeting of the Company’s stockholders in 2008. Messrs Sutton and Allison were originally appointed to the Board in 2006, but at the time of their appointment, the Company had inadvertently called for each of them to stand for re-election at the 2007 annual meeting. The Board has subsequently been advised that there were no vacancies in the 2007 class of directors, so the Board of Directors has re-appointed Messrs. Sutton and Allison to fill two vacancies in the 2008 class of directors

Tidewater Inc. owns over 450 vessels, the world’s largest fleet of vessels serving the global offshore energy industry.

Contact: Cliffe Laborde - (504) 566-4545

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